PTC INC.
THIRD QUARTER FISCAL 2015
PREPARED REMARKS
July 29, 2015

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our reporting metrics, GAAP and non-GAAP definitions, and other important disclosures. In addition, please refer to the PTC Q3 FY’15 Financial Data tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com for a reconciliation between our GAAP and non-GAAP measures.

Key Highlights

In Millions	Q3 FY’15	YoY	YoY CC	Management Comments
Total Revenue (GAAP)	$303.1	(10%)	(1%)
• Total revenue was slightly below the Q3 guidance range. For the first nine months of FY’15, total revenue decreased (5%) YoY and increased 2% YoY CC.
• Software revenue increased 2% YoY CC; professional services revenue declined (20%) YoY and (10%) YoY CC driven in part by double digit YoY growth in service partner bookings. For the first nine months of FY’15, software revenue declined (2%) YoY and grew 5% YoY CC and 6% YoY CC on a non-GAAP basis while professional services revenue declined (16%) YoY and (9%) YoY CC.
• By region total revenue growth in the Americas was offset by declines in Europe (up on a CC basis), Japan and the Pacific Rim.

Total Revenue (Non-GAAP)	$303.9	(10%)	(1%)
Software Revenue (GAAP)	$249.6	(7%)	2%
• Software revenue was slightly below Q3 guidance.
• L&SS revenue was modestly below Q3 guidance due to large deal push outs in our core business, stemming from a weaker than expected macroeconomic environment impacting spending among discrete manufacturing customers. For the first nine months of FY’15, L&SS revenue declined (8%) YoY, (1%) YoY CC and was flat YoY CC on a non-GAAP basis.
• Support revenue was slightly below Q3 guidance due in part to lower than expected Q3 license revenue and slight shifts in the seasonality of renewals this fiscal year. For the first nine months of FY’15, support revenue is up 2% YoY and 9% YoY CC.

Software Revenue (Non-GAAP)	$250.1	(7%)	2%
EPS (GAAP)	$0.15	(53%)	(19%)
• GAAP EPS was below our guidance due to a $13.6 million legal settlement accrual.
• Non-GAAP EPS was above our guidance driven by lower operating expenses and a lower tax rate.
• For the first nine months of FY’15, EPS is down (55%) YoY, down (32%) YoY CC and up over 20% YoY CC on a non-GAAP basis.

EPS (Non-GAAP)	$0.53	0%	21%

Software Performance by Solution Area

In Millions	Q3 FY’15	YoY	YoY CC	Management Comments
CAD Software	$115.0	(20%)	(10%)
• CAD support revenue decreased 9% YoY and increased 2% YoY CC. For the first nine months of FY’15 CAD support revenue decreased (3%) YoY and increased 5% YoY CC.
• CAD L&SS revenue decreased (42%) YoY and (36%) YoY CC with a more modest decline in new Creo seats versus the declines in Creo modules, upgrades and our legacy CAD products.
• CAD L&SS bookings decreased (37%) YoY CC versus a challenging Q3 FY’14 comparison driven by fewer large deals and a weaker than expected macroeconomic environment impacting spending among discrete manufacturing customers.

ePLM Software	$87.8	(11%)	(2%)
• ePLM support revenue increased 2% YoY, 11% YoY CC, and for the first nine months of FY’15 has increased 7% YoY and 13% YoY CC.
• ePLM L&SS revenue declined (29%) YoY and (21%) YoY CC, with double-digit YoY growth in our ALM business and in cloud services, offset by a decline in PLM license revenue against a challenging YoY comparison driven by fewer large deals.
• ePLM L&SS bookings decreased (39%) YoY CC versus a challenging Q3 FY’14 comparison driven by fewer large deals, as well as the impact this quarter of more significant macroeconomic headwinds.

IoT Software (GAAP)	$20.5	4788%	4830%
• IoT support revenue and L&SS revenue both increased over 4000% YoY driven by strong growth for our ThingWorx® platform and the acquisition of Axeda in August 2014.
• IoT L&SS bookings increased 438% YoY CC and have risen 658% YoY CC for the first nine months of FY’15.
• IoT non-GAAP L&SS revenue was over 20% of total L&SS CC revenue and IoT L&SS bookings were over 15% of total L&SS CC bookings.

IoT Software (Non-GAAP)	$20.9	4902%	4944%
SLM Software	$26.4	(3%)	3%
• SLM L&SS bookings returned to growth in Q3 FY’15, increasing 5% YoY CC.
• SLM support revenue increased 1% YoY, 7% YoY CC, and for the first nine months of FY’15 has increased 3% YoY and 8% YoY CC.
• SLM L&SS revenue decreased (10%) YoY and (4%) YoY CC due to a higher mix of subscription solutions bookings in the quarter. For the first nine months of FY’15 SLM L&SS revenue decreased (10%) YoY and (6%) YoY CC.

Total Software (GAAP)	$249.6	(7%)	2%
• Support revenue decreased (4%) YoY and increased 6% YoY CC. For the first nine months of FY’15 support revenue increased 2% YoY and 9% YoY CC.
• L&SS revenue decreased (14%) YoY, (7%) YoY CC, and (6%) YoY CC on a non-GAAP basis. For the first nine months of FY’15 L&SS revenue declined (8%) YoY, (1%) YoY CC, and was flat YoY CC on a non-GAAP basis.
• L&SS bookings decreased (24%) YoY CC and have declined (9%) YoY CC for the first nine months of FY’15 owing to: (1) a challenging comparison in FY’14 when we had a record number of large deals and mega deals and (2) a weaker than expected macroeconomic climate.

Total Software (Non-GAAP)	$250.1	(7%)	2%

Software Performance by Region

In Millions	Q3 FY’15	YoY	YoY CC	Management Comments
Americas Software (GAAP)	$111.9	13%	13%
• Americas support revenue increased 6% YoY, 7% YoY CC, and 9% YoY for the first nine months of FY’15.
• Americas L&SS revenue increased 29% YoY, 30% YoY CC, and 31% YoY CC on a non-GAAP basis driven by strong growth in IoT and SLM, offsetting declines in CAD and ePLM, due in part to economic headwinds.
• Americas L&SS bookings increased 9% YoY CC due to strength in IoT and SLM. Americas L&SS bookings decreased (5%) for the first nine months of FY’15 with growth in IoT and SLM offset by decline in CAD and ePLM, due in part to a weaker manufacturing economy in the region.

Americas Software (Non-GAAP)	$112.3	13%	14%
Europe Software	$87.2	(16%)	3%
• Europe support revenue decreased (13%) YoY, increased 7% YoY CC, and for the first nine months of FY’15 decreased (5%) YoY and increased 8% YoY CC.
• Europe L&SS revenue decreased (23%) YoY and (7%) YoY CC with growth in IoT and SLM (on a CC basis) offset by declines in ePLM and CAD due to a tough comparison when we had more large deals in Europe.
• Europe L&SS bookings decreased (33%) YoY CC due in part to a challenging Q3 FY’14 comparison when we had more large deals in the region. Europe L&SS bookings decreased (19%) YoY CC for the first nine months of FY’15, following a very strong bookings year in FY’14.

Japan Software	$22.0	(39%)	(29%)
• Japan support revenue decreased (11%) YoY, increased 5% YoY CC, and for the first nine months of FY’15 decreased (7%) YoY and increased 6% YoY CC.
• Japan L&SS revenue decreased (63%) YoY and (56%) YoY CC with growth in IoT offset by declines in CAD, ePLM, and SLM due to a more challenging comparison when some of our Q2 FY’14 business pushed into Q3 FY’14. For the first nine months of FY’15, Japan L&SS revenue decreased (7%) YoY and increased 8% YoY CC.
• Japan L&SS bookings decreased (59%) YoY CC owing to a more challenging comparison when some of our Q2 FY’14 business pushed into Q3 FY’14. Japan L&SS bookings increased 8% YoY CC for the first nine months of FY’15.

Pacific Rim Software	$28.5	(6%)	(4%)
• Pacific Rim support revenue decreased (1%) YoY, increased 1% YoY CC, and for the first nine months of FY’15 increased 9% YoY and 10% YoY CC.
• Pacific Rim L&SS revenue declined (11%) YoY and (9%) YoY CC with growth in IoT and ePLM offset by declines in CAD and SLM, due in part, to a more challenging manufacturing economy in the region.
• Pacific Rim L&SS bookings decreased (8%) YoY CC in the quarter and (2%) YoY CC for the first nine months of FY’15, due in part, to a sluggish manufacturing economy in the region.

Total Software (GAAP)	$249.6	(7%)	2%
• Support revenue decreased (4%) YoY and increased 6% YoY CC. For the first nine months of FY’15 support revenue increased 2% YoY and 9% YoY CC.
• L&SS revenue decreased (14%) YoY, (7%) YoY CC, and (6%) YoY CC on a non-GAAP basis. For the first nine months of FY’15 L&SS revenue declined (8%) YoY, (1%) YoY CC, and was flat YoY CC on a non-GAAP basis.
• L&SS bookings decreased (24%) YoY CC and have declined (9%) YoY CC for the first nine months of FY’15 owing to: (1) a challenging comparison in FY’14 when we had a record number of large deals and mega deals and (2) a weaker than expected macroeconomic climate.

Total Software (Non-GAAP)	$250.1	(7%)	2%

Operating Performance

In Millions	Q3’15 GAAP	Q3’15 Non-GAAP	Management Comments
Professional Services Gross Margin	13.8%	16.5%
• Professional services gross margin increased more than 50 basis points sequentially on a GAAP and non-GAAP basis.
• Non-GAAP professional services gross margin was above our FY’15 target of 15%. For the first nine months of FY’15 professional services gross margin is 12.3% and 15.1% on a non-GAAP basis.
• Professional services gross margin increased YoY versus a somewhat weaker Q3 FY’14 driven by restructuring actions at the end of Q4 FY’14 and Q2 FY’15 despite Fx impacts from a stronger dollar.

Sales and Marketing	$86.5	$83.0
• S&M expense was up YoY as a percentage of revenue.
• Our goal is to improve sales efficiency. On a trailing 12-month basis, we generated $1.04 in L&SS bookings for every $1.00 of sales and marketing expenses, down (9%) YoY, attributable to lower than expected bookings and our IoT go-to-market strategy.
• During FY’15 we further segmented our sales force with 13% to 15% of our direct sellers focused exclusively on adding new IoT customers, which by design is initially less productive.

S&M % of Revenue	28.5%	27.3%
Research and Development	$54.1	$51.2
• R&D decreased YoY driven by restructuring actions taken at the end of Q4 FY’14 and Q2 FY’15.
• As part of our portfolio management strategy, we have increased development spending on IoT and connected service solutions that offer potential to deliver higher value to PTC over time.

R&D % of Revenue	17.8%	16.8%
General and Administrative	$48.1	$24.4
• G&A expense increased YoY driven by a $13.6 million legal settlement accrual, $2.0 million related to pension plan termination costs, and a higher acquisition-related charge.
• Non-GAAP G&A decreased YoY driven by the restructuring actions taken at the end of Q4 FY’14 and Q2 FY’15.

G&A % of Revenue	15.9%	8.0%
Operating Profit	$21.6	$73.2
• GAAP operating margin was below our guidance due to lower revenue and a $13.6 million legal settlement accrual.
• Non-GAAP operating margin was at the low end of our guidance range driven by lower than expected revenue, partially offset by lower operating expenses and higher professional service gross margin. Operating profit benefited from our restructuring in Q2 and from lower incentive compensation accruals.
• When viewed on a license mix-adjusted CC basis, non-GAAP operating margin would have been approximately 28% in Q3 FY’15 vs. 28% in Q3 FY’14.

Operating Margin	7.1%	24.1%
Income Taxes	$0.5	$7.8
• The GAAP income tax reflects lower GAAP pretax income, driven in part by lower revenue and a $13.6 million legal settlement accrual, as well as discrete items in the quarter.
• Non-GAAP tax rate was below our 15% guidance due to discrete items in the quarter.

Tax Rate	2.8%	11.2%

Other Highlights

•
Subscription solutions bookings represented 16% of L&SS bookings, slightly below our guidance assumption of 18%, due to: (1) several IoT deals that came in as perpetual license transactions and (2) lower than expected subscription solutions bookings in our core business. For the first nine months of FY’15 subscription solutions bookings represented 16% of L&SS bookings.

•
Approximately 60% of Q3’15 revenue came from recurring revenue streams (subscription solutions and support), up from 53% in the year ago period. For the first nine months of FY’15 approximately 60% of revenue came from recurring revenue streams.

•
While we experienced substantial YoY and QoQ growth in IoT revenue and bookings, at this stage, our primary goal is to win new accounts or new logos, and then expand within these accounts. We added 78 new IoT customers in Q3 FY’15, bringing our total added in the first nine months FY’15 to 182 and putting us on pace to significantly exceed our target of 200 new IoT customer additions in FY’15. Of these 182 new IoT customer wins, slightly more than 50% came from our IoT sales force, with the remainder coming from our strategic sales force and partner ecosystem. We had 3 large IoT deals (greater than $1 million in bookings) from large industrial companies.

•
We had 8 large deals (greater than $1 million L&SS bookings from a customer during the quarter) in Q3 FY’15 – 5 in our core business and 3 in IoT. This was down from 21 in Q3 FY’14, all but one of which were in our core business. As a percentage of L&SS bookings, Q3 FY’15 large deals were below our historic average. We had no mega deals (transactions with greater than $5 million of L&SS bookings from a single customer) in Q3 FY’15 down from one significant (double-digit) mega deal in Europe during Q3 FY’14. We continue to expect fewer large deals and mega deals in FY’15 vs. FY’14, which was a record year for both.

•
Operating cash flow of $87 million declined $20 million versus Q3 FY’14 due primarily to lower earnings. We expect to pay $15M in the remainder of FY’15 for accrued restructuring and to make cash contributions of approximately $25 million to fund the estimated amount required to settle our U.S. pension plan obligations.  In addition, we recorded a $13.6 million legal settlement accrual, which may be paid in FY15.  We drew down $100 million on our credit facility to fund the acquisition of ColdLight on May 7, 2015 for $99 million (net of cash acquired), and ended the quarter with a cash balance of $275 million.

•
We spent approximately $50 million repurchasing 1.2 million shares in Q3 FY’15 at an average price of $40.83. For the first nine months of FY’15, share repurchases, including the value of shares retired upon the completion of the accelerated share repurchase program in Q1 FY’15, have exceeded 50% of free cash flow (operating cash flow less capital expenditures), exceeding our commitment to return 40% of free cash flow to shareholders.

•
We ended the quarter with 328 quota-carrying sales reps, down from 343 in Q2 FY’15 due to slower than expected hiring of sales people in the quarter. We expect our quota-carrying rep total to increase in Q4 FY’15 to a level more consistent with our average through the first half of FY’15.

•
In keeping with our strategy to grow our professional services partner ecosystem, Q3 FY’15 service partner bookings grew by a double digit percentage YoY, with strong bookings growth among our large system integrator partners.

•
Current borrowings under our credit facility total $624 million. Under our current leverage covenant, we are limited to 3.0 times adjusted EBITDA which, as of July 4, 2015, would limit additional revolving credit borrowings to $190 million. Further, if our leverage covenant ratio exceeds 2.75 times adjusted EBITDA our stock repurchases are limited to $50 million in a year.

Guidance and Long-Range Targets

Our FY’15 financial guidance includes the following general considerations:

•
Historically, CAD and PLM bookings growth tends to correlate to growth in broader measures of the global manufacturing economy, given the more mature nature of these markets. Current indicators suggest the global manufacturing economy is weaker than during the year-ago period with foreign currency depreciation and other acute macro factors potentially weighing on our multinational customers in the Americas and certain weakening economic indicators for manufacturers in Europe, Japan, and China. Our current guidance assumes a weaker global manufacturing economy than we saw in FY’14 and the first half of FY’15.

•	We expect fewer large deals, which historically represent 30% to 50% of L&SS bookings, versus FY’14, which was a record year for large deals.

•
We expect that approximately 15% of our L&SS bookings will come in as subscription solutions bookings during FY’15, down from 17% previously assumed last quarter. Fluctuation below or above 15% will impact revenue positively or negatively, respectively, with every 1% change in mix raising or lowering annual revenue by approximately $3 million and annual non-GAAP EPS by approximately $0.02.

•
Assuming current EUR|USD and USD|JPY spot exchange rates for Q4 FY’15, foreign currency depreciation reduces the midpoint of our FY’15 non-GAAP revenue guidance by approximately $100 million and non-GAAP EPS by approximately $0.35 versus FY’14.

•
The FY’15 GAAP and non-GAAP operating margin and GAAP and non-GAAP EPS guidance exclude the estimated settlement losses of approximately $65 million related to the termination of our U.S. pension plan. While we expect to complete the termination process by September 30, 2015, the amount of the losses will vary based on the timing of the settlements and the amount of the projected benefit obligations and assets in the plan measured as of the dates the settlements occur.

FY’15 Guidance Changes (Non-GAAP)

In Millions	Current FY’15 Low	Current FY’15 High	Prior FY’15 Low	Prior FY’15 High	Change (Midpoint)
Total Revenue	$1,250	$1,265	$1,280	$1,295	($30)
Total Software Revenue	$1,021	$1,036	$1,048	$1,063	($27)
L&SS Revenue	$340	$355	$360	$375	($20)
Professional Services	$229	$229	$232	$232	($3)

EPS	$2.15	$2.23	$2.18	$2.30	($0.05)

Financial Guidance

In Millions	Q4 FY’15 Low	Q4 FY’15 High	FY’15 Low	FY’15 High	Management Comments
Subscription Solutions % of L&SS Bookings	14%	14%	15%	15%	• We anticipate a lower mix of subscription bookings in Q4 FY’15 based on a higher seasonal mix of perpetual license transactions in the period.

L&SS Revenue (GAAP)	$90	$105	$338	$353	• We are lowering the midpoint of FY’15 L&SS revenue guidance by $20 million to factor in a weaker than expected macroeconomic environment impacting spending among discrete manufacturing customers.
L&SS Revenue (Non-GAAP)	$90	$105	$340	$355
Support Revenue (GAAP)	$164	$164	$680	$680
• We are lowering our FY’15 support revenue guidance by $7 million.
• Current guidance reflects modest Q3 underperformance, fewer days in Q4 FY’15, and our lowered expectation for FY’15 perpetual license bookings.

Support Revenue (Non-GAAP)	$164	$164	$681	$681
Total Software Revenue (GAAP)	$254	$269	$1,018	$1,033
• We are reducing FY’15 software revenue guidance by $27 million to factor in a $20 million reduction in L&SS and a $7 million reduction in support.
• Revenue guidance reflects to 2% to 4% YoY CC growth.

Total Software Revenue (Non-GAAP)	$254	$269	$1,021	$1,036
Professional Services Revenue (GAAP)	$50	$50	$228	$228
• We are lowering the midpoint of FY’15 professional services revenue guidance by $3 million.
• This reflects (1) accelerated transition of certain customer engagements to our partner ecosystem and (2) ongoing development of solutions that require less professional services to deploy.

Professional Services Revenue (Non-GAAP)	$50	$50	$229	$229
Total Revenue (GAAP)	$304	$319	$1,246	$1,261
• Revenue guidance reflects flat to down (1%) YoY CC growth, down from our prior outlook of 2% to 3% YoY CC growth due to a weaker than expected macroeconomic environment impacting L&SS revenue and lower professional services revenue.

Total Revenue (Non-GAAP)	$304	$319	$1,250	$1,265

Financial Guidance Continued
In Millions	Q4 FY’15 Low	Q4 FY’15 High	FY’15 Low	FY’15 High	Management Comments
Operating Margin (GAAP)	16%	17%	9%	9%
• Our non-GAAP operating margin guidance for FY’15 is approximately 24%, down from 24% to 25% previously based on our reduced revenue outlook offset by lower variable costs, most notably performance-based compensation.
• We continue to target a 15% non-GAAP professional services gross margin in FY’15.
• Operating margin benefits from our restructuring in Q2 and lower incentive compensation accruals.

Operating Margin (Non-GAAP)	26%	26%	24%	24%
Tax Rate (GAAP)	1%	1%	0%	0%
• We are lowering our FY’15 non-GAAP tax rate to 10% to 11% from 14% previously.
• This reduction is driven by a lower tax rate for the first nine months of FY’15 and a lower guidance rate in Q4 FY’15 due to certain discrete items.

Tax Rate (Non-GAAP)	10%	5%	11%	10%
Shares Outstanding	116	116	116	116	• Guidance unchanged
EPS (GAAP)	$0.37	$0.43	$0.83	$0.89
• On a constant currency basis we still expect to deliver at least 15% non-GAAP EPS growth in FY’15.
• Viewed on a license mix-adjusted constant currency basis, we expect non-GAAP EPS growth to exceed 20% this year, in line with our five-year CAGR from FY’09 to FY’14.

EPS (Non-GAAP)	$0.59	$0.66	$2.15	$2.23

The fourth quarter and full year FY’15 non-GAAP revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the following items and their income tax effects, as well as any discrete tax items, if any:

In Millions	Q4 FY’15	FY’15
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 4
Stock-based compensation expense	14	52
Intangible asset amortization expense	14	56
Acquisition-related charges	-	9
Pension plan termination costs	2	7
Pending legal settlement accrual	-	14
Restructuring	-	43
Total GAAP adjustments	$ 31	$ 185

Long-Range Targets (Non-GAAP)

In Millions	FY’14 Actual	FY’15 Target	FY’18 Target (Unchanged)	Management Comments
L&SS Revenue YoY	10%	(13%) to (9%)	12% to 15%
• We expect our IoT and SLM solution areas, which we view as faster growth markets, will represent a growing percentage of our L&SS business.
• Our target range assumes a stable, healthy macroeconomic environment, constant currency, and growth at or above market rates.

L&SS Revenue YoY CC	10%	(6%) to (2%)
Support Revenue YoY CC	5%	(1%)	2% to 4%
• Our support growth rate is driven by perpetual license sales in prior periods.
• An increasing mix of subscription bookings and revenue over time will ultimately reduce growth rates in our support business.

Support Revenue YoY CC	5%	7%
Software Rev. YoY	7%	(5%) to (4%)	6% to 8%
Software Rev. YoY CC	7%	2% to 4%
Professional Services Revenue YoY	(2%)	(18%)	(3%) to (0%)
• We expect our professional services revenue to decline as our PLM, ALM, and SLM solutions evolve to require less professional services to implement and as more of this consulting and implementation work is done by our partners.

Professional Services Revenue YoY CC	(2%)	(12%)
Total Revenue YoY	5%	(8%) to (7%)	6% to 10%	• Our revenue outlook includes 2% to 4% of acquisition-related growth, which is in line with our historic trend.
Total Revenue YoY CC	5%	(1%) to 0%
Operating Margin (1)	25%	24%	28% to 30%
• Our FY’18 target assumes professional services gross margin increases to 20% by FY’18.
• Our operating margin target also assumes a 5% to 7% increase in sales and marketing efficiency each year through FY’18.
• Our operating margin in FY’18 is based upon the assumption that 30% of our L&SS bookings are subscription. If our subscription bookings mix is greater, we expect FY’18 operating margin to be lower than this target.

Tax Rate (1)	21%	11% to 10%	18% to 20%
• Our tax rate is largely driven by geographic mix of revenue and expenses.
• Our FY’18 target includes a $15 million to $20 million annual tax benefit from the transfer of intellectual property between two wholly-owned foreign subsidiaries.

Shares Outstanding	120	116	112	• We expect to reduce our shares outstanding through FY’18 through stock repurchases. • This is in keeping with our commitment to return 40% of free cash flow to shareholders.
EPS YoY (1)	20%	(1%) to 3%	15%
EPS YoY CC	19%	~15%
(1) FY’18 non-GAAP targets exclude all of the items we describe in “Important Information About Non-GAAP References” below. We do not model GAAP for periods beyond the current fiscal year as many of the items we exclude from our non-GAAP target, such as restructurings and one-time legal settlement amounts, may occur but are not currently contemplated or known. Many of the expenses we exclude, such as stock-based compensation expenses and amortization of acquired intangible assets, will be incurred, although we do not model them, and will cause GAAP results to differ from our non-GAAP targets, perhaps materially.

Important Disclosures

•
Reporting metrics and non-GAAP definitions – management believes certain non-GAAP financial measures provide additional meaningful financial information that should be considered when assessing our ongoing performance. These measures should be considered in addition to, not a substitute for, the reported GAAP results.

•
Software licensing model – a majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products starting in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

•
Bookings Metric –given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription transactions, we define bookings as either the annualized contract value (ACV) of a new subscription multiplied by a conversion factor of 2 or the perpetual license revenue recognized. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define ACV as the total value of a new subscription solutions booking divided by the term of the contract (in days) multiplied by 365, unless the term is less than one year, in which case the contract value equals the ACV. When calculating L&SS bookings for a period, we add the value of the converted subscription solutions booking to our perpetual license revenue recognized for the period.

•
License Mix-Adjusted Metrics - assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is recognized ratably over a 12 month period and is assumed to renew in subsequent years.

•
Free Cash Flow – cash provided by operating activities less capital expenditures. Management believes this is an important metric in evaluating our financial performance as it enables investors to assess our ability to generate cash without incurring additional external financings and to assess our performance against our commitment to a long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases.

•
Non-GAAP Revenue – excludes the fair value adjustment for acquired deferred revenue. We consider the use of non-GAAP revenue helpful in understanding the ongoing operating performance of our business. Furthermore, we disclose revenue trends across three lines of business: (1) license & subscription solutions; (2) support; and (3) professional services. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY’14 support revenue as subscription (less than $4 million).

•
Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. Based on current revenue and expense levels, a $0.10 move on the USD|EUR exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.11 to $0.15. Given recent fluctuation in the YEN|USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and EPS by approximately $0.04 to $0.06.

•
Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, a litigation accrual of $13.6 million related to resolution of our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the current period by the exchange rates in effect for the comparable prior period. PTC also provides information on “free cash flow” and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures and free-cash flow return is the value of shares repurchased divided by free cash flow.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our fourth quarter and full fiscal 2015, long-term targets and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) and SLM businesses, may not expand and/or generate the revenue we expect, the possibility that our investments in our IoT and connected service solutions may not generate the revenue we expect, the possibility that market size and growth estimates may be incorrect and that we may be unable to grow our business at or in excess of market growth rates, the possibility that new products released and planned products, including IoT enabled core products, may not generate the revenue we expect or be released as we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that our workforce realignment may adversely affect our operations, the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases, and the possibility that we may incur additional acquisition-related and pension plan termination-related expenses and losses than we expect.

Further, our results could be materially adversely affected by the resolution of our previously announced investigation in China. In the third quarter, we recorded a liability of $13.6 million associated with pending discussions with the Securities and Exchange Commission and the Department of Justice to resolve this matter. This is the minimum amount of liability we expect to incur if we are able to reach a settlement in this matter, and does not include any amounts associated with potential fines that might be imposed by either or both of the SEC and DOJ, which amounts would increase our liability and could be significant. There can be no assurance that we will reach a settlement with these agencies or that the cost of such settlements, if reached, would not materially exceed the existing accrual.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10K and Quarterly Report on Form 10Q.